Exhibit 10-D

SUMMARY COMPENSATION SHEET

The following summarizes certain compensation decisions taken by the Compensation Committee (the "Committee") and/or the Board of Directors ("Board") of Shoe Carnival, Inc. (the "Company"), with respect to the compensation of the Company’s executive officers and directors.

1. 2024 Base Salary

The Committee approved the following base salaries for the Company’s executive officers effective for Fiscal 2024:

Name	Title	Base Salary

Mark J. Worden	President and Chief Executive Officer	$1,030,000

Patrick C. Edwards	Senior Vice President, Chief Financial Officer, Treasurer and Secretary	$400,000

Carl N. Scibetta	Senior Executive Vice President - Chief Merchandising Officer	$654,050

Marc A. Chilton	Executive Vice President – Chief Operating Officer	$566,500

The base salary for J. Wayne Weaver, Chairman of the Board, remained at $300,000 for Fiscal 2024.

Mr. Sifford will receive a base salary of $300,000 per year for his service as Vice Chairman of the Board, payable one-half in cash and one-half in an equity award, and an additional monthly stipend of $2,957 for his service. The equity award will be granted to Mr. Sifford pursuant to the Company's equity incentive plan and restrictions will lapse on January 2nd of the year following the year in which the grant was made.

2. Director's Compensation

The Company pays the following to its non-employee Directors:

Annual Cash Retainer	$70,000
Annual Committee Chair Cash Retainer
• Audit Committee	$15,000
• Compensation Committee	$10,000
• Nominating and Governance Committee	$7,500
Annual Committee Member Cash Retainer (including Chairs)
• Audit Committee	$10,000
• Compensation Committee	$7,500
• Nominating and Governance Committee	$5,000
Annual Lead Director Cash Retainer	$15,000

Non-employee Directors will annually receive an equity award valued at $80,000 as of the date of grant under the Company’s equity incentive plan and restrictions will lapse on January 2nd of the year following the year in which the grant was made.

The Company also reimburses all Directors for all reasonable out-of-pocket expenses incurred in connection with meetings of the Board.